Exhibit 23.4

Consent of Independent Registered Public Accounting Firm

We have issued our report dated August 29, 2012, with respect to the consolidated financial statements of TV18 HSN Holdings Limited contained in the Registration Statement and Prospectus. We consent to the use of the aforementioned report in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption “Experts.”

/s/ Grant Thornton India LLP

New Delhi, India

December 31, 2012